EXHIBIT 99.1

Beacon Roofing Supply Declares Three-for-Two Stock Split

PEABODY, MASS., May 16 — Beacon Roofing Supply, Inc. (“Beacon” or the “Company”)(Nasdaq:  BECN) today announced that its Board of Directors has approved a three-for-two stock split that will be distributed in the form of a 50 percent stock dividend.  Beacon’s stockholders of record at the close of business on May 31, 2006 will receive one additional share for every two shares of common stock held on that date.  Beacon intends to distribute the shares on June 12, 2006.  The stock split will increase the number of shares of Beacon common stock outstanding from approximately 29.2 million to approximately 43.8 million.

In announcing the stock split, Robert Buck, Beacon’s President & Chief Executive Officer, noted that the decision to split Beacon’s stock reflected the Company’s continued strong performance as well as its positive outlook for future earnings growth.  Beacon recently reported record results for the second quarter and first half of fiscal 2006, which ended on March 31, 2006.

“We believe this stock split will place the market price of Beacon’s common stock in a more attractive range for investors,” said Mr. Buck.  “By increasing the number of shares available for sale to the public, we also believe this action will help increase the liquidity of the Company’s common stock.”

CONTACT: Beacon Roofing Supply, Inc.
David Grace, 978-535-7668 x14

About Beacon Roofing Supply, Inc.:

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products operating 148 branches in 30 states and in Eastern Canada.

Forward-Looking Statements:

This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of the Company’s latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.